Exhibit 99.1

ACE*COMM CORPORATION REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER OF FISCAL YEAR 2003

Gaithersburg, MD – April 30, 2003 — ACE*COMM Corporation (NASDAQ:ACEC),a global provider of advanced operations support systems (OSS) solutions for communications networks, today reported financial results for the third quarter of fiscal year 2003, which ended March 31, 2003.

The Company reported revenues of $2.4 million for the quarter, which compares to $5.0 million for the same quarter in fiscal year 2002. The Company had a net loss for the quarter of $1.9 million, or a net loss of $0.19 per basic and fully diluted share, compared to a net loss of $633 thousand, or a net loss of $0.07 per basic and fully diluted share for the same quarter in fiscal year 2002.

For the first nine months of fiscal 2003, the Company recorded revenues of $10.5 million, compared to $14.0 million for the first nine months of fiscal 2002. The Company had a net loss and loss per basic and fully diluted share of $1.7 million and $0.18, respectively, compared to a net loss and loss per basic and fully diluted share of $3.0 million and $0.33 for the same nine months of fiscal 2002.

Summary of significant events for the period:

•	The Company acquired a second new mediation customer in China, increasing the business volume from this marketplace for the current fiscal year to date to totals exceeding those of the entire previous fiscal year.

•	The Company signed new business with a North American service provider, after a field trial for its N*VISION® product yielded verification that significant revenue-enhancement benefits could be derived by the Customer. The Company views this sale as an early positive indicator of some recovery in the North American marketplace, and a validation of the type of revenue generation benefits its technology can offer customers.

•	The Company further expanded its relationship with a major North American systems integrator to include the reselling of the Company’s Convergent Mediation™ and NetPlus® solutions by this integrator. The contract includes a revenue target of $3 million for the next twelve months.

•	The Company announced the launch of NetPlus® 6 – a breakthrough new version of its enterprise OSS solution that provides advanced levels of usability and interoperability, enabling large-scale enterprises to cut communications network operating costs and enhance network efficiency.

“This quarter we experienced a significant disruption in our normal pattern of business due in part, we believe, to the continuing overall depression in worldwide markets and current geopolitical events, particularly in the Middle East and Europe. This resulted in a number of prospects and customers delaying purchases of our products,” said George T. Jimenez, Chairman and CEO of ACE*COMM. “We firmly believe this setback is isolated to the current quarter, and we will close most of the outstanding business, returning to — or exceeding — those revenue levels we achieved earlier in the year.”

“The quarter proved to be a most difficult one, yet we are confident we will recover fully from this setback. Our prior efforts to reduce costs and preserve cash allow us to mitigate the effect of the revenue shortfall and absorb the loss,” said Steve Delmar, CFO for ACE*COMM. “While we continue to be adversely effected by the weakened state of the global economy, and are coping with the effects of the war on Iraq and the impact of the SARS virus on our sales in China, we are focused on aggressively building our sales pipeline. We continue to prudently manage our core businesses-with an eye on cash-and continually reduce corporate overhead, so we will be positioned to benefit from the expected improvement in the global telecommunications economy.”

ACE*COMM will host an earnings teleconference call this evening, Wednesday, April 30, 2003 at 5:30 p.m., Eastern Standard Time, to discuss the third quarter results.

To participate, please call (888) 614-6582. When prompted, enter the ACE*COMM reservation number 109033. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.companyboardroom.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:00 pm, on April 30, 2003.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks — knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support. For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide — including over 100 installations in China — enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com. ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements, including the quoted remarks of the chief Executive Officer, that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; international political conflicts and wars; national and international health crises; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

ACE*COMM CORPORATION

BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2003	2002

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,646	$3,530
Accounts receivable, net	4,781	3,866
Inventories, net	717	1,122
Prepaid expenses and other	294	211

Total current assets	8,438	8,729
Property and equipment, net	1,064	1,659
Other assets	9	14

Total assets	$9,511	$10,402

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$1,135	$209
Accounts payable	722	663
Accrued expenses	425	582
Accrued compensation	838	1,340
Deferred revenue	1,277	1,233

Total current liabilities	4,397	4,027
Borrowings	—	11
Other liabilities	—	33

Total liabilities	4,397	4,071

Stockholders’ equity:
Common stock	98	93
Additional paid-in capital	21,921	21,462
Accumulated deficit	(16,905)	(15,224)

Total stockholders’ equity	5,114	6,331

Total liabilities and stockholders’ equity	$9,511	$10,402

ACE*COMM CORPORATION

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,

	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$2,369	$5,025	$10,531	$14,022
Cost of revenue	2,109	2,468	5,753	7,121

Gross profit	260	2,557	4,778	6,901
Selling, general and administrative	1,967	2,806	6,147	8,938
Research and development	108	161	201	603
Provision for doubtful accounts	30	221	90	430

Income (loss) from operations	(1,845)	(631)	(1,660)	(3,070)
Interest (expense) income	(8)	(2)	(21)	41
Income (loss) before income taxes	(1,853)	(633)	(1,681)	(3,029)
Income tax benefit	—	—	—	—

Net income (loss)	$(1,853)	$(633)	$(1,681)	$(3,029)

Basic net income (loss) per share	$(0.19)	$(0.07)	$(0.18)	$(0.33)

Diluted net income (loss) per share	$(0.19)	$(0.07)	$(0.18)	$(0.33)

Shares used in computing net income (loss) per share:
Basic	9,793	9,317	9,473	9,299

Diluted	9,793	9,317	9,473	9,299